EXHIBIT 23.2



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Pre-effective Amendment No. 1 to the Registration Statement (No. 333-40716) on Form S-3 and related Prospectus of Techniclone Corporation for the registration of 4,405,167 shares of its common stock and to the incorporation by reference therein of our report dated June 16, 2000, except for Notes 1, 6, and 13, as to which the date is July 21, 2000, with respect to the consolidated financial statements and schedule of Techniclone Corporation included in its Annual Report (Form 10-K) for the year ended April 30, 2000, filed with the Securities and Exchange Commission.


                        /s/ ERNST & YOUNG LLP
                        ---------------------

Orange County, California
August 3, 2000